Exhibit 5.1
January 18, 2008
HCM Acquisition Company
13455 Noel Road, Suite 800
Dallas, Texas 75240
RE: Initial Public Offering of Units
Dear Sir or Madam:
We have acted as counsel to HCM Acquisition Company, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
The Registration Statement covers the registration of (i) 25,000,000 units (the “Units”) issuable to the public, (ii) up to 3,750,000 Units (the “Over-Allotment Units”) that the underwriter will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) and all Warrants (as defined below) issued as part of the Units and the Over-Allotment Units.
In connection with this opinion, we have examined originals or copies of the following documents (the “Transaction Documents”):
     (a) the Registration Statement;
     (b) the Units;
     (c) the Warrant Agreement between the Company and American Stock Transfer & Trust Company as warrant agent (the “Warrant Agent”);
     (d) the Warrants; and
     (e) such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.
     This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed (i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document; and (ii) that the Warrant Agreement is a legal and binding obligation of the Warrant Agent. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have

January 18, 2008

relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.
Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the federal laws of the United States, the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and, as to the Warrants constituting valid and legally binding obligations of the Company, solely to the laws of the State of New York. Our opinion is based on these laws as in effect on the effective date of the Registration Statement.
We note that certain of the Transaction Documents contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court, or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Units and the Over-Allotment Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will be duly authorized and validly issued and each of the Units and Over-Allotment Units will consist of one share of Common Stock and one Warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Warrants”), as to which we opine in paragraphs 2 and 3, respectively, below.

2.	The Common Stock included in the Units and the Over-Allotment Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

3.	Each Warrant included in the Units and the Over-Allotment Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

January 18, 2008

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.
Sincerely yours,
/s/ Bingham McCutchen LLP
BINGHAM MCCUTCHEN LLP